December 4, 1997

Dear Shareholder Member:

You are cordially invited to attend the Company's annual meeting at 10:00 A.M., local time, on Wednesday, January 14, 1998 in the Auditorium of the Rockford, Illinois, plant. Registration for the meeting will be in the Cafeteria Atrium located at the rear of the plant. While the formal meeting begins at 10:00 A.M., we will have an informal social period from 9:00 A.M. to 9:45 A.M. in the Cafeteria Atrium which will provide an opportunity for you to talk with members of our management team.


Parking is available directly behind the plant. A map is enclosed with this notice.


Please complete and return your proxy card now whether or not you plan to attend.

Sincerely yours,

WOODWARD GOVERNOR COMPANY



John A. Halbrook
Chairman, Board of Directors

          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      January 14, 1998


The annual meeting of the shareholder members of Woodward
Governor Company, a Delaware corporation, will be held in the Company's Auditorium, 5001 North Second Street,
Rockford, Illinois, on Wednesday, January 14, 1998, at 10:00 a.m., local time, for the following purposes:

    1. To elect three directors to serve for a term of three years each;

    2. To consider and act upon a proposal to amend the Woodward Governor Company 1996 Long-Term Incentive
         Compensation Plan; and

    3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Shareholders of record at the close of business on November
18, 1997 are entitled to vote at the meeting.

By Order of the Board of Directors

WOODWARD GOVERNOR COMPANY




Carol J. Manning
Corporate Secretary

December 4, 1997



                        YOUR VOTE IS IMPORTANT
               Even if you plan to attend the meeting in person, please date, sign and return your proxy in the enclosed envelope. Prompt response is helpful and your cooperation will be appreciated.

                            PROXY STATEMENT
                                  FOR
                                ANNUAL
                                MEETING
                                  OF
                             SHAREHOLDERS

                      Wednesday, January 14, 1998




TO THE SHAREHOLDER MEMBERS:

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies for use at the annual meeting of shareholder members of Woodward Governor Company (the "Company") to be held in the Company's Auditorium, 5001 North Second Street, Rockford, Illinois, on January 14, 1998 at 10:00 A.M., local time, and at any adjournment thereof.

A copy of the Company's Annual Report for the fiscal year ended September 30, 1997, including audited financial statements, accompanies this Proxy Statement. The financial statements contained therein are not deemed material to the exercise of prudent judgment in regard to any matter to be acted upon at the Annual Meeting and, therefore, such financial statements are not incorporated by reference into this Proxy Statement. This Proxy Statement was mailed to shareholder members on or about December 4, 1997.

A form of proxy is enclosed for use at the meeting or any postponement or adjournment thereof. If the proxy is executed and returned, it may nevertheless be revoked at any time, insofar as it has not been exercised, by notice to the Secretary of the Company, by submission of a proxy bearing a later date or by voting in person at the meeting. Unless revoked, the shares represented by validly executed proxies will be voted at the meeting in accordance with the directions noted thereon. Absent such directions, the enclosed proxy gives discretionary authority to the attorneys named therein, or their substitutes. Each outstanding share is entitled to one vote on each matter submitted to a vote, except that in the election of directors each shareholder is entitled to cast as many votes as the number of shares held by such shareholder multiplied by the number of directors to be elected and may cast all such votes for the election of one nominee or distribute such votes among either two or three nominees as such shareholder chooses. Shares represented by validly executed proxies will be cumulatively voted so as to elect all or as many as possible of such director nominees in such order as the attorneys named therein shall determine unless the shareholder has otherwise indicated on the proxy. For the election of directors, the three nominees who receive the most votes will be elected. A majority of the votes cast by holders of Common Stock is required to adopt the First
Amendment to the Woodward Governor Company 1996 Long-Term Incentive Compensation Plan.

The shares represented by proxies will be voted as directed or, if no specification is made, "FOR" the election of the Board's nominees to the Board of Directors, "FOR" the First Amendment to the 1996 LongTerm Incentive Compensation Plan and in the discretion of the named proxies on other matters properly before the meeting.

The Board of Directors has fixed November 18, 1997 as the record date for the determination of shareholder members entitled to vote at the meeting. Accordingly, only shareholder members of record at the close of business on said date will be entitled to vote at the meeting. As of November 18, 1997, the Company had outstanding 11,448,118 shares of Common Stock, $0.00875 par value.

Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. The inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

  SECURITY OWNERSHIP OF PRINCIPAL HOLDERS AND EXECUTIVE OFFICERS

The following table sets forth as of November 18, 1997 information provided to the Company concerning ownership of the Company's outstanding Common Stock by beneficial holders of more than 5% of the Common Stock, the named executive officers and all directors and executive officers as a group:

                                 Shares of Common Stock       Percent of
                                Beneficially Owned as of     Common Stock
           Name                    November 18, 1997         Outstanding

Principal Holders

Woodward Governor Company
Profit Sharing Trust
5001 North Second Street
Rockford, Illinois 61125-7001           2,629,296 (1)          22.97%

AMCORE Bank N.A., Rockford
501 Seventh Street
Rockford, Illinois 61110-0037           1,137,822 (2)           9.94%

Mary B. Bittle
111 Emerson Street, # 643
Denver, Colorado 80218                    708,772 (3)           6.19%

Quest Advisory Corp.
Quest Management Company
Charles M. Royce
1414 Avenue of the Americas
New York, New York 10019                  725,284 (4)           6.34%

T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, Maryland  21202                668,400 (5)           5.84%

Non-Director Executive Officers

Stephen P. Carter
Vice President, Chief Financial
Officer and Treasurer                      42,181 (6)           0.37%

Charles F. Kovac
Vice President                             16,277 (6)           0.14%

C. Phillip Turner
Vice President                             71,046 (6)           0.62%

All directors and executive
officers as a group - 12 persons          425,243 (6)(7)        3.71%

(1) Shares owned by the Woodward Governor Company Profit Sharing Trust are held in its Member Investment and Stock Ownership Plan (the "Plan"). Vanguard Fiduciary Trust serves as Trustee of the Profit Sharing Trust. The Woodward Stock Plan portion of the Plan holds 2,130,988 shares of Common Stock. Some of the shares held in the Profit Sharing Trust are allocated to participant accounts and the rest of the shares will be allocated to participants as the principal and interest on the current outstanding loan to the Plan are repaid. The Plan directs the Trustee to vote the shares allocated to participant accounts under the Woodward Stock Plan portion of the Plan as directed by such participants and to vote all allocated shares for which no timely instructions are received in the same proportion as the allocated shares for which instructions are received. The remaining shares in the Plan are voted by the Trustee as directed by the Plan's Administrative Committee. In the event of a tender or exchange offer, participants have the right individually to decide whether to tender or exchange shares in their account. The Plan directs the Trustee to tender or exchange all allocated shares for which no timely instructions are received in the same proportion as the allocated shares with respect to which it does receive directions. The remaining unallocated shares are tendered or exchanged by the Trustee as directed by the Plan's Administrative Committee.

(2) The Bank has advised the Company that 1,137,822 shares are owned by the Bank in various fiduciary capacities. Included are 614,636 shares in which Mary B. Bittle has a beneficial interest.

 (3) Private investor and retired Director. Includes 233,260 shares held by the Irl C. Martin Trust of which Mrs. Bittle is one of three trustees and an income beneficiary with power of appointment as to one-half of the assets; 381,376 shares held by the Dorothy C. Martin Trust of which Mrs. Bittle is one of three trustees and an income beneficiary with power of appointment as to one-half of the assets; 26,332 shares held by the Billie Bittle Marital Trust Number One of which Mrs.
     Bittle is the trustee and the income beneficiary; 6,908 shares held by the Billie Bittle Family Trust of which Mrs. Bittle is the trustee, is the income beneficiary, and has a power of appointment and 60,896 shares held by Mary Barbara Bittle
     Trust, a revocable living trust of which Mrs. Bittle is the trustee.

(4)  Based on Schedule 13G as filed by Quest Advisory Corp. and
     Quest Management Company with the Securities and Exchange
     Commission on February 10, 1997, adjusted to reflect the four-for-one stock split effective January 23, 1997.

(5)  Based on advice received from T. Rowe Price Associates, Inc.
     which has sole investment power for all shares and sole voting power for 97,400 shares, but disclaims beneficial ownership with respect to all such shares.

(6) Includes options to purchase shares of Common Stock as follows: Mr. Carter 40,668; Mr. Kovac 14,931 and Mr. Turner 45,626. Also includes shares (does not include fractional shares) allocated to participant accounts of executive officers under the Woodward Governor Company Member Investment and Stock Ownership Plan. Plan participants direct the Trustee to vote the shares allocated to participant accounts under the Woodward Stock Plan portion of the Plan.

(7) See table under "ELECTION OF DIRECTORS."


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers and beneficial owners of the Company's Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock. So far as the Company is aware, based solely upon a review of the reports known by it to have been filed with the SEC, its compensation programs involving its equity securities, and representations of its directors and officers, all of the required filings for the fiscal year ended September 30, 1997 have been timely made.

                       ELECTION OF DIRECTORS

NOMINEES FOR ELECTION TO THE BOARD

Three directors are to be elected at the annual meeting. Proxies will be voted for the election of Messrs. Vern H. Cassens, Carl J. Dargene and Thomas W. Heenan unless the shareholder signing such proxy withholds authority to vote for one or more of these nominees in the manner described on the proxy. Mr. Cassens, Mr. Dargene and Mr. Heenan are directors of the Company whose terms in office expire this year. If elected, subject to provisions of the Company's Bylaws summarized under "DIRECTORS' QUALIFICATIONS," each of the nominees will hold office for a term ending on the date of the third annual meeting of shareholders following the January 14, 1998 meeting. The Company does not expect that any of the nominees will be unavailable for election, but if that should occur, proxies may be voted for a substitute nominee or nominees selected by the Board.

The Board of Directors recommends a vote "FOR" the election of the Board's nominees to the Board of Directors.

INFORMATION CONCERNING NOMINEES AND INCUMBENT DIRECTORS

   Name, Age, Principal    Year First    Shares of Common Stock    Percent of
   Occupation and Other    Elected a    Beneficially Owned as of  Common Stock
      Information          Director       November 18, 1997 (1)    Outstanding

Nominees for Election/Class II/
Term Expiring 2001

Vern H. Cassens, 65, is
retired Senior Vice President
and Chief Financial
Officer of the Company      1977            84,972                  0.74%

Carl J. Dargene, 67, is
Chairman of the Board of
AMCORE Financial, Inc.,
Rockford, Illinois (2)      1990             8,436                  0.07%

Thomas W. Heenan, 66, is
a retired partner in the
law firm of Chapman and
Cutler, Chicago, Illinois   1986            18,836                  0.16%

Incumbent Directors/Class I/
Term Expiring 2000

J. Grant Beadle, 64, is
retired Chairman and Chief
Executive Officer of Union
Special Corporation, a
manufacturer of industrial
sewing machines (3)         1988            5,956                  0.05%

Lawrence E. Gloyd, 65, is
Chairman and Chief Executive
Officer of CLARCOR Inc.,
Rockford, Illinois, a manufacturer
of filtration and consumer
packaging products (4)      1994            6,292                  0.05%

J. Peter Jeffrey, 64, is
retired Vice President of
Development at Father
Flanagan's Boys' Home
in Boys Town, Nebraska      1981            6,524                  0.06%

Incumbent Directors/Class III/
Term Expiring 1999

John A. Halbrook, 52, is
Chairman and Chief Executive
Officer of the Company      1991          151,752                  1.33%

Michael T. Yonker, 55, is
President and Chief Executive
Officer of Portec, Inc.,
which has operations in the
construction equipment,
materials handling and railroad
products industries (5)     1993            6,036                  0.05%

(1) Includes the maximum number of shares which might be deemed to be beneficially owned under rules of the Securities and Exchange Commission, including some duplication. Includes options to purchase shares of Common Stock as follows: Mr.
     Cassens 41,930 and Mr. Halbrook 142,354.  Also includes shares
     (does not include fractional shares) allocated to participant accounts of executive officers under the Woodward Governor
     Company Member Investment and Stock Ownership Plan. The Plan directs the Trustee to vote the shares allocated to participant accounts under the Woodward Stock Plan portion of the Plan as directed by such participants and to vote all allocated shares for which no timely instructions are received in the same proportion as the allocated shares for which instructions are received.

(2)  Serves as a director of AMCORE Financial, Inc. and CLARCOR
     Inc.

(3)  Serves as a director of Portec, Inc. and William Blair Mutual
     Funds, Inc.

(4) Serves as a director of CLARCOR Inc., AMCORE Financial, Inc., Thomas Industries, Inc. and G.U.D. Holdings Ltd.

(5)  Serves as a director of Portec, Inc. and Modine Manufacturing
     Company, Inc.

All nominees and incumbent directors except Mr. Jeffrey have been engaged in their principal occupation, or in other responsible positions with the same organizations, for at least the last five years. Mr. Jeffrey retired as Vice President of Development at Father Flanagan's Boys' Home in December 1995.

The Board of Directors met five times during the last fiscal year; all directors attended more than 75% of the aggregate of the total meetings of the Board of Directors and all committees of the Board on which they served.

                       DIRECTORS' COMMITTEES

The Board of Directors has established the following committees, among others: Audit Committee, Compensation Committee, Executive
Committee, Selection Committee and Stock Option Committee.

The Audit Committee consists of Mr. Jeffrey (Chairman), Mr. Beadle, Mr. Heenan and Mr. Yonker. The Audit Committee is responsible for recommending to the Board the engagement of independent accountants to audit the Company's books. The Committee reviews the scope and approach of both the annual independent audit and internal audits and reviews the Company's system of internal accounting controls. The Committee met three times during the year ended September 30, 1997.

The Compensation Committee consists of Mr. Dargene (Chairman), Mr. Beadle, Mr. Gloyd, Mr. Heenan and Mr. Yonker. The Compensation Committee is responsible for recommending to the Board the base compensation of the Company's officers and key personnel. The Committee evaluates the performance of and reviews the results of the annual member evaluation for those individuals. The Committee met twice during the year ended September 30, 1997.

The Executive Committee consists of Mr. Halbrook (Chairman), Mr. Beadle, Mr. Dargene and Mr. Gloyd. The Executive Committee is responsible for exercising all the powers and authority of the Board of Directors in the management of the business when the Board is not in session and when in the opinion of the Chairman the matter should not be postponed until the next scheduled meeting of the Board. The Committee may declare cash dividends. The Committee may not authorize certain major corporate actions such as amending the Certificate of Incorporation, amending the Bylaws, adopting an agreement of merger or consolidation or recommending the sale, lease or exchange of substantially all of the Company's assets. The Committee met twice during the year ended September 30, 1997.

The Selection Committee consists of Mr. Beadle (Chairman), Mr. Dargene, Mr. Halbrook and Mr. Heenan. The Selection Committee is responsible for recommending to the Board qualified individuals to fill any vacancies on the Board. The Committee did not hold any formal meetings during the year ended September 30, 1997.

No procedures have been established for the consideration by the Selection Committee of nominees recommended by shareholder members of the Company.

The Stock Option Committee consists of Mr. Yonker (Chairman), Mr. Beadle and Mr. Gloyd. The Stock Option Committee administers the Company's Long-Term Incentive Compensation Plan, determining and taking all action, including granting of all incentives to eligible working members, in accordance with the terms of the Plan. The Committee met twice during the year ended September 30, 1997.

All actions by committees are reported to the Board at the next scheduled meeting and are subject to approval and revision by the Board. No legal rights of third parties may be affected by Board revisions.

                     DIRECTORS' QUALIFICATIONS

The Company's Bylaws provide that the term of any director shall end on the September 30th next following the director's seventieth birthday, unless otherwise determined by the Board, and that no person may serve as a director unless such person agrees in connection with such service to be guided by the philosophy and concepts of human and industrial association of the Company as expressed in its Constitution. Section 2.8 of the Company's Bylaws requires adequate notice to the Company with respect to nominees for directors other than those nominated by the Board. A copy of
Section 2.8 is attached to this Proxy Statement as Exhibit A.

                      EXECUTIVE COMPENSATION

The following table sets forth a summary for the last three fiscal years of the cash and non-cash compensation paid to John A.
Halbrook, Chairman and Chief Executive Officer of the Company, and to each of the other four most highly compensated executive officers of the Company whose total compensation in the year ended September 30, 1997 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE
                                                                       Long-Term
                                                                      Compensation
                                                                        Awards
                                                                       Securities
                                        Annual Compensation           Underlying         All Other
Name and Principal Position   Year      Salary (1)  Bonus (2)          Options (#)     Compensation (3)

John A. Halbrook              1997      $410,125    $161,608            53,600            $41,148
Chairman and Chief            1996       326,129     186,615            30,960             33,316
Executive Officer             1995       342,746           -                 -             28,621

C. Phillip Turner             1997       208,098      81,235            17,600             26,139
Vice President                1996       180,830     104,597             9,980             22,460
Aircraft Controls Group       1995       172,786           -                 -             18,280

Charles F. Kovac              1997       159,295      40,815             8,800             18,125
Vice President                1996        94,065      13,363             1,960              9,317
Industrial Controls Group     1995 (4)         -           -                 -                  -

Stephen P. Carter             1997       150,779      62,945            17,600             17,185
Vice President, Chief         1996       111,040      29,449             3,000             12,179
Financial Officer and         1995       109,368           -                 -              8,196
Treasurer

Gary D. Larrew                1997       136,092      40,993             4,000             14,540
Vice President                1996       129,302      14,389             2,740             12,482
Business Development          1997       136,655           -                 -             13,147

(1) No executive officer received personal benefits in excess of the lesser of 10% of cash compensation or $50,000.

(2)  Includes amounts deferred pursuant to the Unfunded Deferred
     Compensation Plan No. 2.

(3)  Includes Company contributions to the Member Investment and
     Stock Ownership Plan, Retirement Income Plan and Unfunded
     Deferred Compensation Plans.

     Company contributions to the Member Investment and Stock Ownership Plan for the account of each of the executive officers listed included the following amounts for the years ended:
     September 30, 1997, Mr. Halbrook $12,739; Mr. Turner $12,058; Mr. Kovac $10,459; Mr. Carter $9,840 and Mr. Larrew $7,350; September 30, 1996, Mr. Halbrook $11,527; Mr. Turner $11,205; Mr. Kovac
     $5,729; Mr. Carter $7,460 and Mr. Larrew $5,597; September 30, 1995, Mr. Halbrook $9,736; Mr. Turner $8,641; Mr. Carter $4,094
     and Mr. Larrew $6,759.

     Company contributions to the Retirement Income Plan for the account of each of the executive officers listed included the following amounts for the years ended: September 30, 1997, Mr. Halbrook $8,160; Mr. Turner $11,840; Mr. Kovac $6,651; Mr. Carter $6,390 and Mr. Larrew $7,190; September 30, 1996, Mr. Halbrook $7,500; Mr. Turner $10,950; Mr. Kovac $3,588; Mr. Carter $4,719
     and Mr. Larrew $6,885; September 30, 1995, Mr. Halbrook $7,350; Mr. Turner $9,639; Mr. Carter $4,102 and Mr. Larrew $6,388.

     Company contributions to the Unfunded Deferred Compensation Plan were as follows: September 30, 1997, Mr. Halbrook $20,249 and Mr. Turner $1,206; September 30, 1996, Mr. Halbrook $14,289 and Mr. Turner $305; September 30, 1995, Mr. Halbrook $11,534.

(4) Mr. Kovac was elected an executive officer of the Company in fiscal year 1996.

The Company's pension plan was terminated as to future contributions on September 30, 1971 with all benefits fully vested. The plan when terminated provided for payments of $2.00 per month for each year of service beyond two years, payable at age 65; however, accumulated reserves are sufficient to enable the insurance contract holder to provide an additional 31% benefit to all participants. Annual benefits will remain constant at normal retirement and are as follows: Mr. Halbrook $0; Mr. Turner $283; Mr. Kovac $0; Mr. Carter $0 and Mr. Larrew $0.


DIRECTOR COMPENSATION


Directors who are not worker members are paid a monthly retainer plus a meeting fee. Effective January 1, 1997 the monthly retainer was increased to $1,850 per month plus $900 for each Board meeting attended. Committee members are compensated at the rate of $1,350 for committee chairmen and $900 for committee members for each meeting attended and at the rate of $200 for participation in telephonic meetings. Directors are also reimbursed for travel expenses incurred in attending meetings.


CERTAIN TRANSACTIONS

See "Compensation Committee Interlocks and Insider Participation."


STOCK OPTIONS

The following tabulation shows information with respect to stock options granted during fiscal year 1997 under the Woodward Governor Company 1996 Long-Term Incentive Compensation Plan to the individuals named in the Summary Compensation Table:

                        OPTION GRANTS IN FISCAL YEAR 1997
                           Individual Grants

                 Number of     % of Total                                         Potential Realizable Value
                 Securities     Options                                           at Assumed Annual Rates of
                 Underlying    Granted to                                          Stock Price Appreciation
                   Options     Employees                                            For Option Term (3)
                 Granted (#)   in Fiscal       Exercise         Expiration
Name                (1)          Year          Price (2)          Date              5%($)         10%($)

John A. Halbrook    53,600       33.0%          $23.50          11/17/06          $792,156      $2,007,478

C. Phillip Turner   17,600       10.9%           23.50          11/17/06           260,111         659,172

Charles F. Kovac     8,800        5.4%           23.50          11/17/06           130,055         329,586

Stephen P. Carter   17,600       10.9%           23.50          11/17/06           260,111         659,172

Gary D. Larrew       4,000        2.5%           23.50          11/17/06            59,116         149,812

(1)  Consists of non-qualified options issued for a ten-year term.

(2) Closing price of Common Stock as reported on the Nasdaq National Market as of November 18, 1996.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term.



                 AGGREGATED OPTION EXERCISES IN LAST FISCAL
                   YEAR AND FISCAL YEAR-END OPTION VALUES

The following table provides information on option exercises in fiscal 1997 by the individuals named in the Summary Compensation
Table and the value of such officers' unexercised options at September 30, 1997.

                                              Number of Securities
                    Shares                   Underlying Unexercised         Value of Unexercised
                   Acquired         Value         Options at                In-the-Money Options
                  on Exercise      Realized    Fiscal Year-End(#)           at Fiscal Year-End($)
  Name               (#)             ($)         Exercisable                     Exercisable

John A. Halbrook      0              $0              84,560                      $1,185,290

C. Phillip Turner     0               0              27,580                         385,783

Charles F. Kovac      0               0              10,760                         137,215

Stephen P. Carter     0               0              20,600                         257,525

Gary D. Larrew        0               0               6,740                          96,348



          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


The Compensation Committee reviews and administers the Company's compensation program. This program includes guidelines to recognize achievement of both Company and individual performance goals as an integral part of the compensation program for key management personnel. A total market-based compensation for key management positions recognizing experience and competence level is determined through the use of salary surveys; this process establishes a target total compensation for the individual. The actual compensation is comprised of three components:

(1) Base compensation is set within a range of 70% to 85% of target total cash compensation for the position, thereby putting at least 15% but not more than 30% of total compensation "at risk." The greater the responsibility, the greater the risk assigned to a position.

     The Compensation Committee, in determining the base compensation to be paid to each executive officer and certain key management worker members, other than the Company's Chairman and Chief Executive Officer, reviewed recommendations prepared by the Company's Chairman and Chief Executive Officer. These recommendations were based on executive compensation reviews prepared by outside compensation consultants as well as the executive officer's or key management worker member's individual performance. Such performance was based on individual experience, responsibilities, management and leadership abilities, and job performance. The Compensation Committee recommends the base compensation as well as individual compensation goals and incentives for the Company's executive officers to the Board of Directors for approval. The determination of the Chairman and Chief Executive Officer's annual base compensation is specifically discussed below.

     The Compensation Committee's determination of each executive officer's and key management worker member's base compensation for the year ended September 30, 1997 was designed to accomplish two goals. The first goal was to pay executive officers and key management worker members competitively to attract, retain and motivate a high-quality senior management team. The second goal was to link total annual cash compensation to the individual performance of each executive officer or key management worker member. The Company's stock performance was not specifically considered by the Compensation Committee in determining base compensation for the Company's executive officers and key management worker members.

(2) An annual incentive compensation is paid based on direct individual performance, achievement of short-term objectives and the overall performance of the Company or individual groups or operating units, as appropriate for the position.

     The Compensation Committee consults with the Chairman and Chief Executive Officer regarding eligibility of executive officers and key management worker members of the Company for participation in this program, determining the appropriate performance goals and confirming attainment or lack thereof.

     If certain minimum target results are not achieved, no annual incentive will be paid. If targeted levels are attained, annual incentive levels range from 18% of base salary to a practical maximum of approximately 43% of base salary of participants. However, given outstanding performance, there is no formal maximum.

(3) Stock Options may be awarded by the Stock Option Committee under the Woodward Governor Company 1996 Long-Term Incentive Compensation Plan (the "Plan") based on the performance of the Company in the last fiscal year and the participant's contributions to that performance, and his or her present and potential contributions to the performance of the Company.

     The purpose of the Plan is to further the long-term growth and profitability of the Company by offering long-term incentives to certain key management worker members of the Company and to provide such participating worker members with an equity position in the Company to further align their interests with those of the shareholders of the Company.

     Under the terms of the Plan, the Stock Option Committee of the Board of Directors is authorized to grant (i) incentive stock options under the Internal Revenue Code of 1986 and (ii) nonqualified stock options to key management worker members of the Company, its subsidiaries or affiliates who are designated by the Committee. In fiscal year 1997 there were sixteen worker members eligible to participate in the Plan.

     Performance goals may be modified from time to time retroactively or otherwise as the Committee deems appropriate. Such criteria may include performance measurements such as:
     (1) shareholder value created, (2) business group profitability, (3) cash flow return on invested assets and (4) personal performance goals. The weighting of the goals vary according to responsibility. Payout of incentive compensation is set at different levels dependent on achievement of (1) a threshold amount, (2) a target amount and (3) an amount considered outstanding.

     The option price of shares granted under the plan shall be determined by the Committee at the date of the grant. This option price will not be less than 100% of the fair market value of the common stock on the October 1 coincident with or immediately preceding the date the option is granted. The proposed amendment to the Plan changes this requirement by providing that the option price will not be less than the fair market value of the Common Stock on the date the option is granted and also recognizes the listing of the Company's Common Stock on the Nasdaq National Market by stipulating Nasdaq as the source of that valuation. In the case of incentive stock options or options for which the Company desires to preserve the Company's tax deduction under Section 162(m) of the Code for compensation paid, the option price will not be less than the fair market value of the Company's Common Stock on the date of grant.

COMPENSATION OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

The compensation of John A. Halbrook, Chairman and Chief Executive Officer of the Company, was determined in the same manner as for all other executive officers. Mr. Halbrook's base salary in 1997 was $392,083, a rate that put 30% of his target compensation at risk.

Of the total incentive compensation available to Mr. Halbrook, 67% was based on total Company performance as measured by shareholder value created. Shareholder value created was measured by combined increased earnings, improvement in utilization of receivables, inventory and investment in capital assets; 33% was based on attainment of individual objectives, some of which were quantitative in nature. Mr. Halbrook's incentive compensation for 1997 was $161,608.

Options granted under the 1996 Long Term-Incentive Compensation
Plan confer the right to purchase shares of Woodward Governor
Company Common Stock. This award was based in part on the same measures as the incentive compensation.

Compensation Committee:  Carl J. Dargene, Chairman
                         J. Grant Beadle
                         Lawrence E. Gloyd
                         Thomas W. Heenan
                         Michael T. Yonker


    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Dargene, Chairman of the Board of AMCORE Financial, Inc., is also Vice Chairman of its wholly-owned subsidiary, AMCORE Trust Company, and Chairman of its wholly-owned subsidiary, AMCORE Bank N.A., Rockford. In the ordinary course of its business the Company maintains a normal commercial banking relationship with AMCORE Bank N.A., Rockford. The maximum amount of borrowings outstanding at any time during the year ended September 30, 1997 aggregated $2,700,000. Interest has been charged at the bank's prime rate.
Mr. Dargene serves as a member of the Company's Board and chairman of the Company's Compensation Committee. Mr. Halbrook, Chairman and Chief Executive Officer of the Company, serves as a member of the Company's Board and serves as a member of the Board of Directors of AMCORE Trust Company.

                     COMMON STOCK PERFORMANCE

The following Performance Graph compares the Company's cumulative total return on its Common Stock for a five year period (September 30, 1993 to September 30, 1997) with the cumulative total return of the S&P Composite 500 Stock Index and the S&P Machinery Diversified Index.

                   TOTAL RETURN TO SHAREHOLDERS


         ( A  DESCRIPTION OF THE GRAPHICAL MATERIAL APPEARS
                  AS AN APPENDIX TO THIS DOCUMENT )

Assumes that the value of the investment in the Company's Common
Stock and each index was $100 on September 30, 1993 and that all dividends were reinvested.


                  APPROVAL OF THE FIRST AMENDMENT TO
                   THE WOODWARD GOVERNOR COMPANY
            1996 LONG-TERM INCENTIVE COMPENSATION PLAN


On November 18, 1997, the Board of Directors adopted the First
Amendment to the Woodward Governor Company 1996 Long-Term Incentive Compensation Plan (the "Plan"), subject to shareholder approval.

The proposed amendment is set forth in Exhibit B.


WHY AMEND THE PLAN?

The shares provided by the original Plan were not adequate to fully meet our goals of (1) providing a competitive level of stock options for our senior managers and (2) increasing the level of participation in the stock option plan, including broadening the base of stock option participants in our current business units as well as for additional management of future new businesses and ventures.


WHAT ARE THE CHANGES?

The original Plan reserved for issuance under the Plan 800,000 shares of Common Stock (adjusted to reflect the four-for-one stock split effective January 23, 1997) with the stipulation that half of those shares be available for grant in the period of January 1, 1996 to December 31, 1998 and half available for grant in the period of January 1, 1999 to December 31, 2001. The First Amendment to the Plan removes the stipulation regarding issuance of a maximum number of shares in specific time periods. This change will provide additional flexibility in administering the Plan and awarding those shares available under the Plan in order to realize the full potential benefit of such an incentive program.

Two new provisions have been added with respect to the number of shares available under the Plan. Beginning with the 1999 calendar year, shares available under the Plan will be increased by 1.5% of shares of Common Stock outstanding on the first day of each respective calendar year (such increase may not exceed 250,000 shares in any calendar year). Further, if the Committee deems it necessary, the number of shares may be increased by 1% of the Common Stock outstanding on the first day of each respective calendar year (such increase may not exceed 200,000 shares in any calendar year). Both of these provisions will provide a continual source of shares for the term of the Plan and will allow additional flexibility if deemed beneficial to promote the intent of the Plan.

The original Plan provided that no participant would receive incentives covering more than 320,000 shares during the term of the Plan. The amendment provides that no participant may receive in any calendar year incentives covering more than 100,000 shares. This change provides greater flexibility to award worker members appropriately for their performance and simplifies the administration of the Plan.

With respect to nonqualified stock options, the original Plan stated that the option price per share would not be less than the fair market value of the Common Stock on the October 1 coincident with or immediately preceding the date the option is granted. The Amendment changes this requirement by providing that the option price will not be less than the fair market value of the Common Stock on the date the option is granted and also recognizes the listing of the Company's Common Stock on the Nasdaq National Market by stipulating Nasdaq as the source of that valuation.

To recognize the fact that options are awarded under the Plan based on past performance and to provide incentive to worker members nearing retirement, the proposed amendment will also permit a retired worker member to be eligible to receive a nonqualified stock option which was earned in the year of retirement while such worker member was employed.

The Board of Directors believes it is in the best long-term interests of the shareholder members and the worker members of the Company to maintain a progressive stock-based incentive program in order to attract and retain the services of outstanding personnel and to encourage such personnel to have a greater financial investment in the Company. It is anticipated that the amendment will provide a sufficient number of shares available for grants and will assist the Company in attaining faster Company growth through acquisitions, joint ventures and other business opportunities as well as providing attractive incentives for truly outstanding performance.

The Board of Directors recommends a vote "FOR" this proposal.


                  INDEPENDENT PUBLIC ACCOUNTANTS

Coopers & Lybrand L.L.P. have served as the independent public accountants of the Company for the year ended September 30, 1997, and it is the present intention of the Board to reappoint them for the fiscal year ending September 30, 1998. A representative from Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting and will be available to answer appropriate questions.

                       SHAREHOLDER PROPOSALS

Proposals of shareholders to be included in the Company's proxy statement for the 1999 annual meeting must be received by the Company no later than August 6, 1998.

                           OTHER MATTERS

The cost of solicitation of proxies including preparing, assembling and mailing this proxy statement and accompanying papers will be borne by the Company. Solicitation will be made by mail but in some cases may also be made by letter, telephone, facsimile or personal call of officers, directors or members of the Company who will not be specially compensated for such solicitation. The Company has employed Morrow & Company to solicit proxies for the annual meeting from brokers, bank nominees, other institutional holders and certain individual shareholders. The Company has agreed to pay $4,500, plus the out-of-pocket expenses of Morrow & Company for these services. The Company will also pay the regular charge of brokers and other nominees who hold shares of record for forwarding proxy material to the beneficial owners of such shares.

The Board of Directors knows of no other business to be presented at the annual meeting. Should any other business properly come before the meeting, however, action may be taken thereon pursuant to the enclosed form of proxy, which confers discretionary authority upon the attorneys named therein, or their substitutes.

By Order of the Board of Directors

WOODWARD GOVERNOR COMPANY




Carol J. Manning
Corporate Secretary

December 4, 1997

EXHIBIT A

        SECTION 2.8 OF THE BYLAWS REQUIRING WRITTEN NOTICE

SECTION 2.8 NOMINATIONS FOR DIRECTOR. Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors. Nominations other than those made by the Board of Directors shall be made by notice in writing, delivered or mailed by registered or certified United States mail, return receipt requested, postage prepaid, to the Secretary of the Corporation, not less than 20 days nor more than 50 days prior to any meeting of stockholders called for the election of directors; provided, however, if less than 21 days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, not later than the close of business on the seventh day following the day on which the notice of meeting was mailed to the stockholders. Each such written notice shall contain the following information:

     (a) The name and residence address of the stockholder making the nomination;

     (b) Such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors; and

     (c) The signed consent of each nominee to serve as a member of the Board of Directors if elected, and the signed agreement of each nominee that if elected he or she will be guided by the philosophy and concepts of human and industrial association of the Corporation as expressed in its Constitution in connection with the nominee's service as a member of the Board of Directors.

Unless otherwise determined by the Chairman of the Board of Directors or by a majority of the directors then in office, any nomination which is not made in accordance with the foregoing procedure shall be defective, and any votes which may be cast for the defective nominee shall be disregarded.

EXHIBIT B

                      FIRST AMENDMENT TO THE
                       WOODWARD GOVERNOR COMPANY
            1996 LONG-TERM INCENTIVE COMPENSATION PLAN


          RESOLVED, that it is hereby declared advisable by the Board of Directors of Woodward Governor Company, a Delaware corporation (the "Corporation"), that the 1996 Long-Term Incentive Compensation Plan be amended by revising and restating Sections 2., 4.(a), 4.(b), 5.(a) and 5.(g) as follows:

          "2. Eligibility. Key management worker members of the Company, its subsidiaries and its affiliates, whether or not directors of the Company, shall be eligible to participate in the Plan ("Worker Members") if designated by the Committee. Further, the Committee at its discretion may grant Nonqualified Stock Options to a retired Worker Member ("Retired Worker Member") which are earned in the year of retirement (hereinafter the term "Eligible Worker Member" may be used when referring to a Retired Worker Member). Retired Worker Members shall not be eligible to receive Incentive Stock Options. Those directors who are not regular Worker Members are not eligible.

          "4.(a) Shares Subject to Issuance or Transfer. Subject to adjustment as provided in Section 4.(c) hereof, there shall be reserved and available for granting Incentives under the Plan 800,000 shares of the Company's Common Stock ("Common Stock") to be granted by the Committee as appropriate to achieve the purposes for which this Plan has been established. For calendar years beginning January 1, 1999, the Common Stock available for granting Incentives shall be increased by the number of shares equal to the lesser of (A) 250,000 or (B) 1.5% of the total number of shares of Common Stock outstanding as of the first day of each such calendar year. In addition, the Committee, in its sole discretion to further the purposes of the Plan, is hereby authorized to make available in any calendar year, an additional number of shares equal to the lesser of (A) 200,000 or (B) 1% of the total number of shares of Common Stock outstanding as of the first day of such calendar year. The Common Stock available for granting incentives described above shall be increased by the number of shares for which Incentives granted under the Plan have lapsed, expired, been eliminated or been canceled for any reason. Shares under this Plan may be delivered by the Company from its authorized but unissued shares of Common Stock or from Common Stock held in the Treasury.

          "4.(b) Maximum Shares to any Eligible Worker Member. Subject to adjustment as provided in Section 4.(c) hereof, no Eligible Worker Member shall receive Incentives covering more than 100,000 shares of Common Stock in any given calendar year.

          "5.(a) Option Price. The option price per share with respect to each Stock Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of the Common Stock on the date the Stock Option is granted, but in no event less than the par value of the Common Stock.

     "The Fair Market Value of such stock will be the price quoted on the Nasdaq National Market at the close of business on the date of grant of said Stock Option.

          "5.(g) Retirement. Upon retirement, as defined by the Committee, of a Stock Option grantee, Stock Option privileges shall apply to those shares immediately exercisable at the date of retirement. The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the retirement of a Stock Option grantee may become exercisable in accordance with a schedule to be determined by the Committee. Further, the Committee at its discretion may grant Nonqualified Stock Options to a Retired Worker Member which are earned in the year of retirement. Stock Option privileges shall expire unless exercised within such period of time as may be established by the Committee, but in no event later than the expiration date of the Stock Option."

          RESOLVED FURTHER, that the foregoing Amendment to the 1996 Long-Term Incentive Compensation Plan shall be effective on the date hereof, provided however, that the Amendment and all grants of Incentives which may be granted pursuant to the Amendment shall be subject to and contingent upon approval of the Amendment by the shareholders of the Corporation at the next annual meeting of the shareholders of the Corporation to be held on Wednesday, January 14, 1998. Any Incentive granted pursuant to the Amendment before the approval of the Amendment by the shareholders shall be expressly conditioned upon, and shall not be exercisable until, such approval.

_X_ PLEASE MARK VOTES
   AS IN THIS EXAMPLE


  WOODWARD GOVERNOR                   1.  ELECTION OF DIRECTORS          _ _ _
      COMPANY
                                          Vern H. Cassens, Carl J. Dargene,
                                             and Thomas W. Heenan

                                          INSTRUCTION: To withhold authority to
                                          vote for any individual nominee,
                                          mark the "For All Except" box and
                                          strike a line through the nominee's
                                          name in the list provided above.

                                      2.  Proposal to amend the Woodward _ _ _
                                          Governor Company 1996 Long Term
                                          Incentive Compensation Plan.

                                      3.  In their discretion, the proxies
                                         are authorized to vote upon such
                                         other matter as may properly come
                                         before the meeting.

Please be sure to sign and date this Proxy. (Date)    The majority of said
                                                      attorneys or proxies who
                                                      are present at the meeting
                                                      shall have, and may
                                                      exercise, all of the
                                                      powers of all said
                                                      attorneys or proxies
Shareholder sign here       Co-owner sign here        hereunder.


                                                      Mark box at right      _
                                                      if comments or
                                                      address change have
                                                      been noted on the
                                                      reverse side of this
                                                      card.

DETACH CARD









                     WOODWARD GOVERNOR COMPANY



Dear Shareholder:

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy material.

YOUR VOTE IS IMPORTANT. Even if you plan to attend the meeting in person, please date, sign and return your proxy in the enclosed envelope. Prompt response is helpful and your cooperation is appreciated.

Please sign the above proxy exactly as your name(s) appear(s).
When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then, sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders on January 14, 1998.

Thank you in advance for your prompt consideration of these matters.

Sincerely yours,

WOODWARD GOVERNOR COMPANY

                     WOODWARD GOVERNOR COMPANY

    Proxy for Annual Meeting of the Shareholders - January 14, 1998
                  Solicited by the Board of Directors

The undersigned shareholder member of Woodward Governor Company, a Delaware corporation, hereby appoints and constitutes J. Grant
Beadle, Vern H. Cassens and John A. Halbrook, and each of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution, for and in the name of the undersigned, to vote as designated below, including the right to cumulate votes in the election of directors for such of the nominees as the attorneys and proxies in their discretion may deem appropriate, all the shares of stock of the corporation standing in the name of the undersigned on November 18, 1997, at the annual meeting of the shareholders of the corporation to be held at Rockford, Illinois, on January 14, 1998 at 10:00 A.M., local time, with authority to vote at said meeting or at any postponement or adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND
WILL BE VOTED AS DIRECTED OR, IF NO SPECIFICATION IS MADE, "FOR"
THE ELECTION OF THE BOARD'S NOMINEES TO THE BOARD OF DIRECTORS, "FOR" THE PROPOSED AMENDMENT TO THE WOODWARD GOVERNOR COMPANY 1996 LONG-TERM INCENTIVE COMPENSATION PLAN AND IN THE DISCRETION OF THE NAMED PROXIES ON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE
ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?
____________________________________    ______________________________________

____________________________________   _______________________________________
____________________________________   _______________________________________

                     WOODWARD GOVERNOR COMPANY

Dear Member:

The Woodward Governor Company Annual Meeting of Shareholders will be held January 14, 1998. Enclosed is a form of proxy to vote the shares of Woodward Governor Company common stock allocated in your name in the Woodward Stock Plan.

Please note that the number of shares indicated on this proxy card may differ slightly from the number appearing on your last statement. Vanguard's quarterly account valuation includes the small cash balance in each account. For proxy purposes, however, the actual number of shares credited to each member's account, net of the cash position, must be determined.

In order to allow adequate time for Vanguard to calculate the total Plan shares voted and the remaining balance that it, as Trustee of the Deferred Profit Sharing Plan, must vote, a cutoff date has been established for receipt of all Plan proxies. To be included in the tabulation, all Plan proxies must be received by Wachovia Bank of North Carolina no later than Friday, January 9, 1998.

As stated in the accompanying Proxy Statement, the Plan directs the Trustee to vote all allocated shares for which no timely instructions are received in the same proportion as the allocated shares for which it does receive instructions. In order to insure that your shares are voted in the manner in which you choose, please sign, date and return your proxy now. We urge you to exercise your right and opportunity as a shareholder to vote your proxy.

Thank you for your attention.

Sincerely yours,

Carol J. Manning, Corporate Secretary

                                    TOTAL RETURN TO SHAREHOLDERS

                             Starting
                               Basis
Description                   1992        1993        1994        1995     1996      1997

Woodward Governor Company   $100.00     $ 94.91    $121.43      $103.74   $148.41   $227.55

S&P 500                     $100.00     $113.00    $117.17      $152.02   $182.92   $256.67

S&P Mach Div                $100.00     $138.12    $150.44      $166.52   $217.26   $304.47

Assumes that the value of the investment in the Company's Common Stock and each index was $100 on September 30, 1993 and that all dividends were reinvested.